FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports First Quarter 2013 Results

(April 8, 2013) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the first quarter of 2013 of $2,008,000, a $181,000, or 8.3% decrease, from the $2,189,000 earned during the first quarter of 2012. Basic and diluted earnings per share for the first quarter of 2013 were $0.70 compared to $0.77 for the same period in 2012.

The Corporation’s core earnings or net interest income (NII) of $5,223,000 for the quarter ended March 31, 2013, represents a decrease of $366,000, or 6.5%, from the first quarter of 2012. The decrease in NII was primarily caused by a decrease of $677,000, or 9.2%, in total interest income, which was partially offset by savings on deposit costs of $221,000, a 19.6% reduction, and $90,000 of savings on borrowing costs, a 14.7% reduction. The extended low-rate environment caused the decrease in total interest income, primarily due to lower interest income on the Corporation’s securities, which declined $245,000, or 11.7%, and lower interest income on the Corporation’s loans, which declined $434,000, or 8.4%. The majority of security reinvestment has been occurring at lower rates and customer refinancing of fixed rate loans continues. With interest rates at historical lows for over four years, the Corporation was only able to decrease funding costs on longer time deposits and borrowings, as most core deposit rates have already been reduced to minimal levels.

The Corporation’s credit provision for loan losses was $50,000 for the first quarter of 2013, compared to $250,000 for the first quarter of 2012. Declining levels of delinquent, non-performing, and classified loans, coupled with slow loan growth, resulted in the need to reduce the allowance for loan losses by recording a credit provision in both years. The credit provision in the first quarter of 2013 was $200,000 less than the credit provision in 2012, representing less income.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, decreased by $265,000, or 15.1%, for the three months ended March 31, 2013, compared to the same period in 2012. The decrease was primarily caused by the additional $276,000 of BOLI income recorded in the first quarter of 2012 related to death benefits received.

The gain on the sale of securities increased by $573,000, or 166.1%, for the three months ended March 31, 2013, compared to the same period in 2012. Due to favorable market conditions, the Corporation was able to generate $918,000 of net gains on the sale of a number of securities throughout the first quarter of 2013, compared to $345,000 in the first quarter of 2012.

The gain on the sale of mortgages increased by $30,000, or 44.1%, for the three months ended March 31, 2013, compared to the same period in 2012. This was due to increased mortgage volume during the first quarter of 2013.

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ENB FINANCIAL CORP

Total operating expenses decreased by $56,000, or 1.0%, for the three months ended March 31, 2013, compared to the same period in 2012. This decrease was primarily caused by a decrease in salary and benefit expenses of $59,000, or 1.8%, for the first quarter of 2013 compared to the same quarter in 2012.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2013 were 1.03% and 9.11% respectively, compared to 1.15% and 10.57% for the first quarter of 2012.

As of March 31, 2013, the Corporation had total assets of $798.9 million, up 4.0%; total stockholders’ equity of $89.5 million, up 6.7%; total deposits of $638.9 million, up 5.4%; and total loans of $414.4 million, up 1.0%, from the balances as of March 31, 2012.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank. Ephrata National Bank operates from eight full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they may occur. Actual results may differ materially from what have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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